Ashland Partners & Company LLP	525 Bigham Knoll, Suite 200 Jacksonville, OR 97530 541.857.8800 www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Institutional Multi-Strategy Fund LLC Registration Statement on or about July 11, 2017 in regard to our verification of Ironwood Capital Management, Corp.’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ Carrie Zippi

Carrie Zippi, CPA Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
July 10, 2017

GIPS® • Audit and Tax • Consulting and AUP • Surprise Custody • Cyber Security
Performance Attestation Services • SSAE 16 • Vendor Due Diligence • QPAM Exemption Audit